CONSENT OF EHRHARDT KEEFE STEINER & HOTTMAN PC



We consent to the inclusion in this Registration Statement of Factual Data Corp. on Form SB-2/A (File 333-47051) of our report dated February 10, 1999, and to the reference to us under the heading "Experts" and "Selected Financial Data" in the prospectus, which is part of this Registration Statement.



/s/Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC


Denver, Colorado
June 28, 1999